EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of January 11, 2012 (“Effective Date”), by and between Conmed Healthcare Management, Inc., a Delaware corporation (the “Company”), and Richard W. Turner (“Employee”).

In consideration of the mutual covenants and conditions set forth herein, and other good valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.           Employment.  The Company hereby employs Employee in the capacity of the Chief Executive Officer of the Company, reporting directly to the Board of Directors of the Company (the “Board”) or, if Employee is not the Chairman of the Board, the Chairman of the Board. Employee accepts such employment and agrees to perform such roles and provide such management and other services for the Company as are customary to such office and such additional responsibilities, consistent with his position as the Company’s Chief Executive Officer, as may be assigned to him from time to time by the Board. All employees of the Company shall report, directly or indirectly, to Employee, and Employee shall make (or delegate to others) all employment decisions regarding and with respect to his direct and indirect reports.

2.           Term.  The employment hereunder shall be for a period commencing January 1, 2012 (the “Commencement Date”) and ending on the one year anniversary of the Commencement Date (the “Initial Term”), unless earlier terminated as provided in Section 4 or 5 hereof. This Agreement shall be automatically renewed for successive one-year periods thereafter, commencing upon the expiration of the Initial Term, unless earlier terminated as provided in Section 4 or 5 hereof. Employee’s employment following the Commencement Date will be on a full-time business basis requiring the devotion of substantially all of his productive business time for the efficient and successful operation of the business of the Company. The Employment Agreement, dated January 26, 2007, between PACE Health Management Systems, Inc. and Employee is hereby terminated and accordingly shall no longer remain in force and effect and shall, in all respects, be replaced by this Agreement.

3.           Compensation and Benefits.

3.1           Cash Compensation.  For the performance of Employee’s duties hereunder following the Commencement Date, the Company shall pay Employee an annual salary in the amount of $350,000 or such greater amount as may be determined by the Board of Directors of the Company (or the Compensation Committee thereof) (the “Base Compensation”). The annual salary shall be paid in installments either every two weeks or twice per month, based on and in accordance with Company’s regular payroll procedures.

3.2           Bonus Plan.

(a)           Employee shall be entitled to participation in the bonus compensation plan further defined in Section 3.2(b). Any bonus or incentive compensation paid to Employee shall be in addition to Base Compensation.

(b)           Employee shall be eligible annually for a bonus to be determined by the Board (or the Compensation Committee thereof) with a target of 60% of Base Compensation. The amount of the bonus shall be determined by the Board, based on its reasonable assessment of Employee’s performance and the Company’s performance against appropriate goals established annually by the Board or the Compensation Committee of the Board after consultation with the Executive, prior to the beginning of the period of time from which the performance of the Employee would be evaluated and measured for such bonus. If all such goals are achieved for a given period, the amount of the bonus will be 60% of Base Compensation for that period. Employee’s bonus, as earned, shall be payable at the later of (i) the end of the first fiscal quarter of the Company following the end of the period for which the bonus was earned, or (ii) upon the issuance of the independent auditors report for the period ending when the bonus was earned, but in no event later than March 15 of the year following the end of the performance period. The first bonus period shall be for the period commencing on April 1, 2011 and ending on March 31, 2012, and thereafter, the bonus period shall be for the period commencing on April 1 of each year and ending on March 31 of the following year.

3.3           Stock Options.  From time to time the Company may grant to Employee options under the Company’s 2007 Stock Option Plan (or its successor stock option plan) (the “2007 Stock Option Plan”) to purchase shares of the Company’s common stock at a stated exercise price per share.

3.4           Benefits.  Employee and his dependents shall be entitled to such medical/dental, disability (long term and short term) and life insurance coverage and such 401(k) plan and other retirement plan participation, vacation, sick leave and holiday benefits, if any, and any other benefits as are made available either to the Company’s other senior executives or to the Company’s personnel generally, all in accordance with the Company’s benefits program in effect from time to time. The Employee is responsible for paying the employee’s portion of the benefit costs consistent with other relevant employees of the Company. The medical/dental, disability and life benefits provided to Employee under this Section 3.4 shall continue until, and shall terminate, six (6) months after a Termination Event pursuant to Section 4 or Section 5 hereof, except to the extent that Employee receives comparable benefits at a future employer during the six (6) months after the Termination Event, in which case the pertinent benefits from the Company shall end upon Employee’s enrollment in the future employer’s benefit plan.

3.5           Reimbursement of Expenses.

(a)           Employee shall be entitled to be reimbursed for reasonable expenses, including but not limited to expenses for obtaining and maintaining a rental apartment at a location of his choosing within a reasonable distance of the Company’s headquarters and the living and other expenses associated with residing in such apartment, including rental commissions (if applicable), security and/or damage deposit, monthly rent, utilities, renter’s insurance, phone, high speed broadband connection, cable or satellite television, and so forth; the cost of moving personal goods and effects to said apartment; travel for business and travel between said apartment and Employee’s place of residence in Richmond, VA; home office operation at said apartment; and cell phone, Blackberry, business meals and entertainment, incurred by Employee in performing his tasks, duties and responsibilities under Section 2 or otherwise in connection with and reasonably related to the furtherance of Company’s business. The Company also shall reimburse Employee for gasoline and other operating expenses and maintenance with respect to a vehicle of Employee’s choice, although Employee shall not be entitled to a monthly car allowance. Employee shall submit expense reports and receipts documenting the expenses incurred in accordance with Company policy. The Company’s obligation to reimburse expenses incurred or accrued prior to termination of Employee employment hereunder, whether by the Company with or without Cause or by Employee with or without Good Reason (“Cause”, “without Cause” and “Good Reason” are defined below in Section 5.1), shall survive any such termination. Such surviving obligation to reimburse expenses will apply to and include (without limitation) any rental obligation with respect to said apartment that extends beyond the date of such termination of employment.

(b)           If the Company’s reimbursement of Employee’s expenses for obtaining and/or maintaining a rental apartment under Section 3.5(a) is or becomes subject to tax(es) payable by Employee, then the Company will pay to Employee an amount equal to the tax(es) payable by Employee with respect to the Company’s reimbursement of such expenses at least 30 days prior to the due date for payment of such tax(es).

4.           Change of Control. In the event of a Change of Control of the Company (“Change of Control” is defined below in Section 4.2), all options and other equity incentives then granted to Employee, if any, which are unvested at the date of the Change of Control shall immediately vest and be exercisable.

4.1           Upon the consummation of a transaction constituting a Change of Control, the Company will promptly pay Employee, in addition to the amounts required under Sections 3.4, 3.5 and 5.2(a), a severance amount, payable in a lump sum immediately upon the later of the consummation of such transaction constituting a Change of Control or the Effective Date (as such term is defined in the Release) of a Release, substantially in the form attached as Exhibit A (whether or not executed by the Company), equal to twelve (12) months base compensation, plus an amount equal to the prior year bonus.  Upon payment of all amounts due under this Section 4 and Sections 3.4, 3.5 and 5.2(a), this Agreement shall automatically terminate and be of no further force or effect; provided, however, that Section 5.2(c) shall survive termination of this Agreement as set forth therein.

4.2           As used herein, a “Change of Control” of the Company shall mean any of the following: (i) the acquisition by any person(s) (individual, entity or affiliated or unaffiliated group) in one or a series of transactions (including, without limitation, issuance of shares by the Company or through merger of the Company with another entity) of direct or indirect record or beneficial ownership of 50% or more of the voting power with respect to matters put to the vote the shareholders of the Company and, for this purpose, the terms “person” and “beneficial ownership” shall have the meanings provided in Section 13(d) or 14(d) of the Securities Exchange Act of 1934 or related rules promulgated by the Securities and Exchange Commission; (ii) the commencement of or public announcement of an intention to make a tender or exchange offer for more than 50% of the then outstanding shares of the common stock of the Company; (iii) a sale of all or substantially all of the assets of the Company; or (iv) the Board, in its sole and absolute discretion, determines that there has been a sufficient change in the stock ownership of the Company to constitute a change in control of the Company. Notwithstanding the foregoing, the following acquisitions shall not constitute a “Change of Control”: (1) the closing of any transaction that in good faith may be reasonably characterized as an acquisition of another entity by the Company rather than the other way around; or (2) any acquisition of the Company or its shares by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company.

5.           Termination.

5.1         Termination Events. The employment hereunder will terminate upon the occurrence of any of the following events (“the Termination Event”):

(a)           Employee dies, or

(b)           the Company, by written notice to Employee or his personal representative, discharges Employee due to the inability to continue to perform the duties previously assigned to him hereunder prior to such injury, illness or disability for a continuous period exceeding 90 days or 180 out of 360 days by reason of injury, physical or mental illness or other disability, which condition has been certified by a physician reasonably acceptable to the Company; provided, however, that prior to discharging Employee due to such disability, the Company shall give a written statement of findings to Employee or his personal representative setting forth specifically the nature of the disability and the resulting performance failures, and Employee shall have a period of thirty (30) days thereafter to respond in writing to the Company’s findings, whereupon the Company shall conduct a reasonable and fair hearing with the Employee and any supporting witnesses and evidence for the Employee to reach a final termination; or

(c)           Employee is discharged by the Company for “Cause.” As used in this Agreement, the term “Cause” shall mean:

(i)           Employee’s final and unappealed conviction of (or pleading guilty or “nolo contendere” to) any felony or a major misdemeanor involving dishonesty or moral turpitude; or

(ii)           (a) The willful and continued failure of Employee to substantially perform all or substantially all of his duties with the Company (other than any such failure resulting from injury, physical or mental illness or disability) after written demand of no less than ten (10) business days for substantial performance is requested by the Board, which demand specifically identifies the manner in which it is claimed Employee has not substantially performed his duties, or (b) Employee is willfully and continuously engaged in material misconduct which has, or reasonably is likely to have, a direct and substantial adverse monetary effect on the Company. For purposes of this Section 5, no act or failure to act on Employee’s part shall be considered “willful” if done, or omitted to be done, by Employee in good faith and the reasonable belief that Employee’s action or omission was in, or not opposed to, the best interest of the Company. No termination shall be effected for "Cause" unless (i) the determination has been made by the Board, by majority vote, in good faith; (ii) Employee has been provided with specific written information as to the acts or omissions which form the basis of the allegation of for “Cause,” and Employee has had an opportunity to be heard, with counsel if he so desired, before the Board determines, by majority vote, in good faith, that Employee was guilty of conduct constituting for "Cause" as herein defined, specifying the particulars thereof in detail; and (iii) Employee has not cured the alleged deficiency or substantially mitigated its effects within a reasonable time (not to exceed twenty (20) business days) alter such determination; or

(d)           Employee is discharged by Company other than in accordance with Section 5.1.(a)-(c) (a termination “without Cause"), which the Company may do at any time, with at least ninety (90) days advance written notice subject to the full performance of the obligations of the Company to Employee pursuant to Section 4 or Section 5.2, as the case may be; or

(e)           Employee voluntarily terminates his employment due to “Good Reason,” which shall mean (i) a material default by the Company in the performance of any of its obligations hereunder, which default remains uncured by the Company for a period of thirty (30) days following receipt of written notice thereof to the Company from Employee; (ii) a material diminution of the roles, responsibilities or duties and/or the position, title or authority of Employee hereunder; or (iii) a requirement that Employee report to any person(s) other than the Board or, if Employee is not the Chairman of the Board, the Chairman of the Board; or

(f)           Employee voluntarily terminates his employment without Good Reason, which Employee may do at any time with at least 6 months advance notice.

5.2         Effects of Termination.

(a)           Upon termination of Employee’s employment hereunder for any reason, the Company will promptly pay Employee all Base Compensation owed to Employee and all bonuses earned, as previously defined in writing by the Company, and unpaid through the date of termination (including, without limitation, salary and employee expenses reimbursements). Employee shall be paid for any performance bonus plan then in effect on a pro rata basis for that period of time during the fiscal year in which termination occurs, but such amount, if any, shall only be paid at a commensurate time as other employees are paid their bonus amounts.

(b)           Unless Section 4 applies (in which case Section 4, and not this Section 5.2(b), will be followed), and in addition to the amounts required under Sections 3.4, 3.5 and 5.2(a):

(i)           Upon termination of Employee’s employment under Sections 5.1(a), Company shall continue to pay the Base Compensation to the estate of the Employee for a period of ninety (90) days after such death.

(ii)           Upon termination of Employee’s employment under Section 5.1(b), the Company shall pay Employee, commencing immediately upon such termination of employment, monthly (or biweekly at the Company’s discretion) amounts equal to the then applicable Base Compensation, excluding bonus, for a period of six (6) months after termination.

(iii)           Upon termination of Employee’s employment under Section 5.1(d) or 5.1(e), the Company shall pay Employee, commencing immediately upon the later of such termination of employment or the Effective Date (as such term is defined in the Release) of a Release, substantially in the form attached as Exhibit A (whether or not executed by the Company), monthly (or biweekly at the Company’s discretion) amounts equal to the then applicable Base Compensation, excluding bonus, for a period of six (6) months after termination.

(c)           Upon termination of (A) this Agreement pursuant to Section 4.1 or (B) Employee’s employment hereunder pursuant to Sections 5.1(b), 5.1(c), 5.1(d), 5.1(e) or 5.1(f), Employee agrees that for the twelve (12) month period (except as set forth in Section 5.2(c)(iv), which provision shall survive beyond such twelve (12) month period) following the Termination Event or this Agreement pursuant to Section 4.2, as the case may be:

(i)           Employee will not directly or indirectly, whether as an individual, employee, director, consultant or advisor, or in any other capacity whatsoever other than a passive investor or an owner of less than five percent (5%) of the issued and outstanding shares stock of any such entity, provide services to any person, firm, corporation or other business enterprise which is primarily involved in the business of providing mental and/or somatic healthcare services to jails or prisons in direct competition with the Company, unless he obtains the Company’s prior written consent.

(ii)           Employee will not knowingly, directly and actively solicit any individual to leave the Company’s then full-time employ, for any reason, to join or be employed by any employer that then employs Employee as an employee, director, consultant or advisor.

(iii)           Employee will not knowingly, directly and actively induce any provider, agent, customer, supplier, distributor, or licensee of the Company to cease doing business with the Company or to breach its agreement with the Company.

(iv)           At all times, Employee shall keep confidential, except as the Company may otherwise consent to in writing, and not disclose, or make any use of except for the benefit of the Company and in no way competitive with the Company, at any time either during or subsequent to performance by Employee of services for the Company, any trade secrets, confidential information, knowledge, data or other information of the Company relating to products, processes, know-how, technical data, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, and pricing strategies or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants, licensees or affiliates (collectively, the “Confidential Information”), which Employee may produce, obtain or otherwise learn of during the course of his performance of services and after termination of this Agreement.  Employee shall not deliver, reproduce, or in any way allow any such Confidential Information to be delivered to or used by any third parties without the specific direction or consent of an authorized representative of the Company.

(v)           Employee shall promptly surrender and deliver to the Company all records, materials, equipment, drawings, documents, lab notes and books and data of any nature pertaining to any Confidential Information of the Company or to the services provided by Employee, and Employee will not take or retain (in any form or format) any description containing or pertaining to any Confidential Information which Employee may produce or obtain during the course of the Employee’s association with the Company.

(vi)           Employee represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or in trust, and Employee will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any other person or entity.  Employee will not enter into any agreement, either written or oral, in conflict herewith.

(d)           Employee acknowledges that monetary damages may not be sufficient to compensate the Company for any economic loss, which may be incurred by reason of breach of restrictive covenants set forth in Section 5.2(c). Accordingly, in the event of any such breach, the Company shall, in addition to any remedies available to the Company at law, be entitled to seek equitable relief in the form of an injunction, precluding Employee from continuing to engage in such breach.

(e)           If any restriction set forth in Section 5.2(c) is held to be unreasonable, then Employee and the Company agree, and hereby submit, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable.

(f)           Following a Termination Event, Employee agrees not to make to any person, including but not limited to customers of the Company, any statement that disparages the Company or which reflects negatively upon the Company, including but not limited to statements regarding the Company’s financial condition, its officers, directors, shareholders, employees and affiliates. The Company agrees not to make to any person, including but not limited to customers of the Company, any statement that disparages Employee or which reflects negatively upon Employee, including but not limited to statements regarding his financial condition.

6.           General Provisions.

6.1         Assignment. Neither party may assign or delegate any of his or its rights or obligations under this Agreement without the prior written consent of the other party.

6.2         Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior written and verbal agreements between the parties.

6.3         Modifications. This Agreement may be changed or modified only by an agreement in writing signed by both parties hereto.

6.4         Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and permitted assigns and Employee and Employee’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join and be bound by the terms and conditions hereof.

6.5         Governing Law. This Agreement shall he governed by, construed and enforced in accordance with, the laws of the State of Delaware, and venue and jurisdiction for any disputes hereunder shall be heard in any court of competent jurisdiction in Delaware for all purposes.

6.6         Section 409A.  The Company makes no representations regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including without limit, under Section 409A of the Internal Revenue Code of 1986, as amended.  All references in this Agreement to Executive’s termination of employment shall mean his separation from service within the meaning of Section 409A and Treasury regulations promulgated thereunder.  In any situation in which the Release, substantially in the form attached as Exhibit A must be executed, such Release must be executed, if at all, within 22 days following the termination of employment.  In the event the terms of this Agreement would subject Executive to the imposition of taxes and penalties (“409A Penalties”) under Section 409A, the Company and Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible. Notwithstanding any other provision in this Agreement, if as of the date on which Executive’s employment terminates, Executive is a “specified employee” within the meaning of Section 409A and the regulations as determined by the Company, then to the extent any amount payable or benefit provided under this Agreement that the Company reasonably determines would be nonqualified deferred compensation within the meaning of Section 409A, that under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s effective date of termination, such payment or benefit shall be delayed until the earlier to occur of (a) the six-month anniversary of such termination date or (b) the date of Executive’s death.  With respect to any reimbursements under this Agreement, such reimbursement shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred by Executive. The amount of any expenses eligible for reimbursement or the amount of any in-kind benefits provided, as the case may be, under this Agreement during any calendar year shall not affect the amount of expenses eligible for reimbursement or the amount of any in-kind benefits provided during any other calendar year. The right to reimbursement or to any in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.  Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.

6.7         Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

6.8         Further Assurances.  The parties will execute such further instruments and take such further actions as may be reasonably necessary to carry out the intent of this Agreement.

6.9         Notices.  Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed received by the recipient when delivered personally or, if mailed, five (5) days after the date of deposit in the United States mail, certified or registered, postage prepaid and addressed, in the case of the Company, to its corporate headquarters, attention Chairman of the Board, and in the case of Employee, to the address shown for Employee on the signature page hereof, or to such other address as either party may later specify by at least ten (10) days advance written notice delivered to the other party in accordance herewith.

6.10         No Waiver.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of that provision, nor prevent that party thereafter from enforcing that provision of any other provision of this Agreement.

6.11         Legal Fees and Expenses.   In the event of any disputes under this Agreement, each party shall be responsible for their own legal fees and expenses which it may incur in resolving such dispute, unless otherwise prohibited by applicable law or a court of competent jurisdiction.

6.12         Counterparts.  This Agreement may be executed by exchange of facsimile or .PDF signature pages and/or in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement, effective as of the day and year first above written.

Conmed Healthcare Management, Inc.

By:	/s/ Thomas W. Fry

EMPLOYEE:

By:	/s/ Richard W. Turner
Richard W. Turner

Address: 9 Nomas Lane, Richmond, VA 23233

EXHIBIT A

RELEASE

The undersigned individual (“Releasor”), on his own behalf and on behalf of his heirs, beneficiaries and assigns, hereby releases and forever discharges Conmed Healthcare Management, Inc. and its subsidiaries and all of their respective officers and directors, successors and assigns (collectively, "Released"), both individually and in their official capacities, from any and all liability, claims, demands, actions and causes of action of any type (collectively, “Claims”) which Releasor has had in the past, now has, or might now have, through the date of Releasor’s  execution of this Release, in any way resulting from, arising out of or connected with Releasor’s employment by Conmed Healthcare Management, Inc. and its subsidiaries (collectively, “Company”) or its termination or pursuant to any federal, state or local employment law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended (“ADEA”); the Americans with Disabilities Act, as amended; the Maryland Human Relations Commission Act, art. 49B, as amended).

The Company, on its own behalf and on behalf of the Released, hereby releases and forever discharges the Releasor and his heirs, beneficiaries and representatives and assigns, both individually and in their official capacities, from any and all Claims which it has had in the past, now has, or might now have, through the date of Releasor’s execution of this Release, in any way resulting from, arising out of or connected with Releasor’s employment by the Company or its termination. By acceptance of or reliance on this release of Claims by Releasor, the Company promises that neither it nor any of the other Released affiliated with the Company will take any action that is designed, specifically as to Releasor or with respect to a class of similarly situated former employees, to reduce or abrogate, or may reasonably be expected to result in an abridgement or elimination of, any rights of indemnification or contribution available to Releasor as described above, or under any such policy or policies of directors and officers liability insurance, unless any such abridgement or elimination of rights also is generally applicable to all then-current officers and employees of the Company.

Excluded from the scope of this Release is (i) any claim by Releasor for payment of wages (including salary, bonus, severance, and unused vacation pay or PTO) or reimbursement of expenses or under the terms of any of the Company’s employee qualified and non-qualified benefit plans (including without limitation the Company’s employee pension plan, profit sharing plan, stock option plan or stock ownership plan); (ii) any claim or right of Releasor under any policy or policies of directors and officers liability insurance maintained by the Company as in effect from time to time; and (iii) any right of or for indemnification or contribution pursuant to contract and/or the Certificate of Incorporation or By-Laws (or other charter documents) of the Company that Releasor has or hereafter may acquire if any claim is asserted or proceedings are brought against Releasor including, without limitation, if by any governmental or regulatory agency, or by any customer, creditor, employee or shareholder of the Company, or by any self-regulatory organization, stock exchange or the like, arising out of or related or allegedly related to Releasor being or having been an officer or employee of the Company or to any of his actions, inactions or activities as an officer or employee of the Company. Also excluded from this release are any Claims which cannot be waived by law. By signing this Release, Releasor is waiving, however, Releasor’s right to any monetary recovery should any governmental agency or entity, such as the EEOC or the DOL, pursue any claims on Releasor’s behalf. Releasor acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, as amended.

Releasor further acknowledges that he has been advised by this writing that: (a) his waiver and release in this Release does not apply to any rights or claims that may arise after the execution date of this Release; (b) that he has the right to consult with an attorney prior to executing this Release; (c) he has up to the entirety of until twenty-one (21) days after the date he received this Release executed by the Company in which to consider this Release (although if Releasor does execute this Release before the end of such twenty-one (21) days, he will also sign the Consideration Period waiver below); (d) he has seven (7) days following his execution of this Release to revoke this Agreement by so notifying the Company; and (e) this Release shall not be effective until the date upon which the this seven (7) day revocation period has expired unexercised (the “Effective Date”), which shall be the eighth day after this Release is executed by Releasor. Upon the lapse of said seven (7) day period without revocation, this Release will have effect retroactively to the date it was signed by the Company.

This Release does not constitute an admission by the Company or by Releasor of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights. This Release is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Release may not be modified or amended except in a writing signed by both Releasor and a duly authorized officer of the Company. This Release will bind the heirs, personal representatives, successors and assigns of both Releasor and the Company, and inure to the benefit of both Releasor and the Company and their respective heirs, successors and assigns. If any provision of this Release is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Release and the provision in question will be modified by the court so as to be rendered enforceable. This Release will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the state of Delaware as applied to contracts made and to be performed entirely within Delaware.

Conmed Healthcare Management, Inc.	Richard W. Turner

By:
Name:
Title:

Date:	Date:

Consideration Period Waiver

I, Richard W. Turner, understand that I have the right to take at least 21 days to consider whether to sign this Release, which I received on _______, _____. If I elect to sign this Release before 21 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 21-day consideration period.

Richard W. Turner

Date: